                                                                EXHIBIT 99.2

                           [Angelica Letterhead]


                              February 7, 2006



Mr. Warren Lichtenstein
590 Madison Avenue - 32nd Floor
New York, NY  10022

Dear Mr. Lichtenstein:

         On behalf of the Special Committee of the Board of Directors of Angelica (the "Board"), I take exception to numerous aspects of your recent letter, in particular the implication that our board is anything but fully committed to the interests of the Company's shareholders. I can only conclude that this misplaced and inaccurate opinion is due to the fact that you seem to equate your personal interest and views and those of Steel Partners, L.P. ("Steel Partners") with the interests and views of all
                                                                  ---
shareholders.

         In fact, your primary goal appears to be gaining control of Angelica without allowing other shareholders to share in a change in control premium. Why else conduct a proxy fight for two board seats when Angelica has already offered you two seats? Furthermore, your insistence on the Board amending its bylaws is primarily geared not for the benefit of all
                                                               ---
shareholders but instead to the interests of Steel Partners.

         Steel wants to gain control of Angelica with its own agenda in mind and attempts to accomplish this goal while wrapped in the cloak of good corporate governance. Our Board has a duty to all shareholders.
                                              ---

         The fundamental responsibility of a corporate board of directors is to represent the interests of all shareholders, and corporate governance is
                              ---
the mechanism through which a company fulfills this critical responsibility. This includes the adoption of key governance provisions that prevent a small number of shareholders from disenfranchising others and unfairly exerting their influence to achieve an outcome that benefits their narrow interests at the expense of other shareholders.

         This is one of the fundamental responsibilities of a corporate board and one which is best measured by our actions. In this regard, it is worth noting that according to Institutional Shareholder Services, Angelica's Corporate Governance Quotient(R) as of January 1, 2006 ranks higher than 74.4% of S&P 600 companies and 86.7% of Commercial Services & Supplies companies.

         I am confident that any objective and well-intended observer will find our offer to provide Steel Partners with two seats on the Angelica Board to be eminently fair and reasonable. At two of ten Board members, Steel Partners would have substantial Board involvement - in fact, directly proportional to its holdings - and the ability to contribute to the performance and long-term growth of the Company. Nonetheless, you respond

Mr. Warren Lichtenstein
February 7, 2006
Page 2


that the addition of your two proposed directors would result in an "enormous Board" of ten directors. Given the average size of corporate boards today, that characterization is clearly unfounded. Furthermore, why should the Board deprive shareholders of two experienced and talented directors simply to accommodate the addition of two new Steel directors who bring no apparent unique background to our business?

         Additionally, to suggest that our offer of two Board seats was accompanied by some onerous standstill requirement is absurd. As you well know, the only stated requirement was for Steel Partners to support the full slate of nominees, including your two nominees, at the upcoming shareholder meeting. Instead, you made it clear that Angelica must either replace two current directors with your nominees or amend its bylaws, the same bylaws which protect the interests of all shareholders.
                               ---

         If your intent is actively being involved and assisting the Company, then board representation should be your primary concern. To achieve this objective, we have offered you two board seats. However, if your true intent is the ability to exert control over Angelica without paying a change of control premium, then we understand your insistence on dismantling Angelica's sound corporate governance measures. You understand why we oppose this.

         It is disingenuous to suggest the Company's Board or management team is responsible for or desire to engage in a "public letter writing campaign." In reality, it was Steel Partners that commenced the public communications when it filed its letter of December 14. Our response to this public attack on the Company was appropriately filed as a Form 8-K in keeping with our obligations to apprise all shareholders of meaningful developments involving their investment.

         In fact, the primary interest this Board has is to continue assisting the management team in developing and executing business strategies that enhance the value and success of the company.

         Given that mission, we were again dismayed by the absence of even a single recommendation or suggestion from Steel Partners regarding what you believe should be done to improve the operation of the business. We presume and hope that your interest in becoming actively involved in the Company stems from more than simply a "gut feeling" that you could add value. It simply lacks credibility -- and suggests you have no ideas of your own -- to contend that one need "be on the inside" before being able to make suggestions or recommendations or that you need our corporate by-laws changed first. In your letter of December 14, you touted the credentials and expertise of the two directors you have proposed. As experienced investors and professionals, surely there must be a few ideas that you have in mind. As I have indicated repeatedly, we would welcome your specific recommendations regarding Angelica's operations and long-term strategy and will give them careful and full consideration.

Mr. Warren Lichtenstein
February 7, 2006
Page 3


         We trust that anyone who takes the time to review the substance of your correspondence will conclude that there can be no basis for your claims other than a transparent attempt to force a change-in-control at Angelica to benefit the individual interests of Steel Partners without paying a change-in-control premium. This result would deprive all other Angelica shareholders of maximum equity value and run contrary to the Board's fiduciary responsibility.

         Notwithstanding the unfortunate tone this dialogue has taken, we remain firmly committed to our offer of allocating two new Board seats to Steel Partners, given its status as a nearly 20-percent shareholder. You must know, however, that we remain equally firm in our commitment to taking whatever legitimate steps are necessary, for however long is necessary, to protect the rights and interests of all of Angelica's shareholders.
                                    ---


                                 Sincerely,

                                 /s/ Ronald J. Kruszewski
                                 Ronald J. Kruszewski
                                 Director & Chairman, Special Committee
                                 Angelica Corporation